Exhibit 10.9

AMENDMENT NO. 1

TO

MANAGEMENT SERVICES AGREEMENT

This AMENDMENT NO. 1 (the “Amendment”) dated May 15, 2017, is to that certain MANAGEMENT SERVICES AGREEMENT (the “Agreement”) which was effective as of February 17, 2015, by and between Avenue Therapeutics, Inc. a Delaware corporation (the “Company”), and Fortress Biotech, Inc., a Delaware corporation (the “Manager” and individually a “Party” or collectively the “Parties”).

WHEREAS, on the terms and subject to the conditions contained in the Agreement, the Company desires to obtain certain management, advisory and consulting services from the Manager, and the Manager has agreed to perform such management, advisory and consulting services;

WHEREAS, contingent upon the Company’s launch of an initial public offering, the Parties wish to amend the Agreement to alter the structure of the compensation the Company pays to the Manager for the services provided under the Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.                  Amendment to Section 3. Section 3 of the Agreement shall be deleted in its entirety and substituted with the following:

3.       Compensation.

3.1       In consideration of the management, consulting and financial services to be rendered, the Company will pay to the Manager an annual base management and consulting fee, in the Company’s sole discretion, either: (i) in cash in the aggregate amount of five hundred thousand dollars ($500,000); (ii) shares of the common stock of the Company, par value $0.0001 per share (the “Stock”) with a Fair Market Value (defined below) of five hundred thousand dollars ($500,000), (either (i) or (ii), the “Annual Consulting Fee”); provided, however, that, notwithstanding the foregoing or any other provision hereof, following the Company’s launch of an initial public offering, the Annual Consulting Fee shall be payable solely in cash, The Annual Consulting Fee shall be payable in advance in equal quarterly installments on the first business day of each calendar quarter in each year, provided, that such Annual Consulting Fee shall be increased to $1,000,000 for each calendar year in which the Company has Net Assets in excess of $100,000,000 at the beginning of the calendar year. For purposes of this Agreement, “Net Assets” shall mean the difference between total assets on the one hand and current liabilities and non-capitalized long-term liabilities on the other hand.

“Fair Market Value” on any date, means (i) if the Stock is listed on an stock exchange, the closing sales price on such exchange on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on an exchange, the mean between the bid and offered prices as quoted by the applicable interdealer quotation system for such date, provided that if the Stock is not quoted on an interdealer quotation system or it is determined that the fair market value is not properly reflected by such quotations, Fair Market Value will be determined by such other method as the Board of Directors of the Company determines in good faith to be reasonable.

The fees due to Manager pursuant to this Section 3.1 shall be referred to as the “Management Fee.” Notwithstanding the foregoing, the first Annual Consulting Fee payment shall be made on the first business day of the calendar quarter immediately following the completion of the first equity financing for the Company that is in excess of $10,000,000 in gross proceeds. The first payment shall include all amounts in arrears from the date hereof through such payment as well as the amounts in advance for such first quarterly payment.

3.2       Any payment pursuant to this Section 3 shall be made in cash by wire transfer(s) of immediately available funds to or among one or more accounts as designated from time-to-time by the Manager to the Company in writing.

2.                  Condition Precedent to Effectiveness of Amendment. This Amendment shall have no force or effect until the Company’s launch of an initial public offering.

3.                  Remainder of Agreement. Except as expressly set forth in this Amendment, the provisions of the Agreement will remain in full force and effect, in their entirety, in accordance with their terms.

4.                  Miscellaneous. This Amendment shall be governed, construed, and interpreted in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles of any jurisdiction. The Parties agree that this Amendment may only be modified in a signed writing executed by each of the parties hereto. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns. This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Amendment.

* * * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

AVENUE THERAPEUTICS, INC.

By:	/s/ Lucy Lu
Name:	Lucy Lu
Title:	Interim Chief Executive Officer

FORTRESS BIOTECH, INC.

By:	/s/ Lindsay A. Rosenwald
Name:	Lindsay A. Rosenwald
Title:	Chief Executive Officer